Amended STIP

The EveryWare Short-Term Incentive Plan

This annual cash incentive bonus plan contains the terms and conditions of the EveryWare Global, Inc. Short-Term Incentive Plan (“STIP or the “Plan”) as established by the Compensation Committee of the Company’s Board of Directors (the “Committee”). This document also contains highly confidential information about the financial projections and operations of Company. This Plan and document is confidential and may not be shared with anyone outside of Company. Each Participant is required to keep this Plan and its contents confidential at all times.

I.	Purpose of the Plan

The annual STIP is a key component to Company’s pay for performance philosophy. The purpose of the STIP is to motivate and reward senior leaders and managers for driving key business strategies which meet or exceed our annual financial goals.

II.	Effective Date

The Plan Year is based on calendar year and ends on December 31st of each applicable calendar year (the “Plan Year”).

III.	Eligibility

Participant eligibility under the Plan is limited to eligible positions (“Participants”) within the Company. Participants in this Plan must also meet all of the following criteria:

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Following the recommendation of the Chief Executive Officer, the Committee, in its discretion, shall designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan; and

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A Participant must be actively employed by the Company on the date (the “Bonus Payment Date”) that bonuses are actually paid for the applicable Plan Year (except for employees actively employed during the Plan Year who have separated from service before the Bonus Payment Date due to Normal Retirement, Death, Permanent Disability or a Qualified Leave of Absence).

Amended STIP

•	A Participant must be hired on or before September 30 of the Plan Year; and

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Bonus payments will be prorated for Participants who are hired or promoted into eligible positions, and/or who experience a change in their incentive target percent during the Plan Year. (See Section VIII- Proration of Bonus Payments for details).

•	A Participant must be in good standing and not on any disciplinary status or a participant in an active Company Performance Improvement Plan (a “PIP”) to receive an award under this Plan.

IV.	Individual Target Award

Each Participant will have an Individual Target Award, expressed as a percentage of the Participant’s base salary, based upon their position and scope of responsibilities within the Company. For the Plan Year, the Committee may, in its discretion, establish a range of performance goals which correspond to, and will entitle Participants to receive, various levels of awards based on percentage multiples of the Individual Target Award. Each performance goal range shall include a level of performance designated as the “100% Award Level” at which the Individual Target Award shall be earned. In addition, each range shall include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 150% of the Individual Target Award.

Changes in the Participant’s base salary during the Plan Year will result in a prorated award calculation (See Section VIII- Proration of Bonus Payments for details).

V.	Plan Performance Measures

The final Award will be based on some or all of the following performance measurements for the Plan (“Plan Performance Measurements”), weighted as determined by the Committee, in its sole discretion, after consulting with the Chief Executive Officer:

Performance Measurement
EBITDA
Free Cash Flow
Net Sales Growth
Earnings Per Share
Individual Performance Goals

The performance goals for each of the Plan Performance Measurements shall be adopted by the Committee no later than 90 days following the beginning of a Plan Year, while the outcome of the performance goals is substantially uncertain.

Amended STIP

Calculation of the actual award payable to a Participant is a straight line calculation based upon actual results. Achievement of the Targets established for each measurement are paid out at 100% of a target bonus amount. Maximum Thresholds established for each measurement are paid out at 150% of a target bonus amount, while Minimum Thresholds are paid out at of 50%. No Award is earned if the Company’s actual performance with respect to the measurement falls below the Minimum Threshold. The percentage Award payout will be determined by linear interpolation between the Target and the Maximum Threshold or the Target and the Minimum Threshold, as applicable.

A description of the Plan Performance Measurements is included as Attachment A at the end of this Plan document. Actual results and ultimate awards will be based on the audited financial statements for the fiscal year corresponding to the Plan Year as confirmed by the Committee.

VI.	Bonus Payment Calculation

Following completion of the Plan Year and after the Company completes its fiscal year financial audit, the final results of the Plan Performance Measurements will be submitted to the Committee for validation and approval. Each Participant’s final award “Award” will be calculated against his/her Individual Target Award.

VII.	Awards

Awards, if any, are payable following the completion of the Plan Year and the fiscal year financial audit. Awards will be paid as soon as practical following the completion of the fiscal year financial audit, but no later than March 15st following the Plan Year.

VIII.	Proration of Awards

The circumstances that may warrant a prorated Award include, but are not limited to:

•	Changes in base salary;

•	Changes in Individual Target Award opportunity (due to a promotion, demotion or participation in a PIP);

•	Date of Plan eligibility;

•	Normal Retirement; and

•	Qualified Leave of Absence, Permanent Disability or Death of the Participant.

The following rules apply to determining when an Award may be prorated:

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A Participant who commences employment after the beginning of the Plan Year is eligible for a prorated award under this Plan if he/she has an effective hire date on or before September 30 of the Plan Year.

•	Participants eligible for a prorated Award based on their hire date will receive an Award calculated as if his/her hire date was the 1st day of the

Amended STIP

month unless their hire date is on or after the 15th of the month, in which case the award will be calculated as of the effective hire date was on the 1st day of the following month.

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In the event a Participant’s takes a Qualified Leave of Absence (as determined and defined by the Committee) or the Participant’s employment is terminated by reason of Death, Disability, or Normal Retirement (each as determined and defined by the Committee), the Award determined shall be reduced to reflect the Participant’s days of active employment during the Plan year. The reduced Award shall be calculated by multiplying the Award by a fraction, the numerator of which is the number of days of active employment in the Plan year, and the denominator of which is the total number of days in the Plan Year.

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A prorated Award payable under this Plan for a Participant who is promoted or receives a salary change after the 15th of the month will be calculated at the lower rate of pay for the month in which the promotion or salary change occurs, with the new rate of award calculation taking effect on the first of the following month.

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An employee who becomes eligible to be a Participant under the Plan because he/she is promoted into an eligible position after the beginning of the Plan Year is eligible for a prorated portion of any award deemed earned and payable under this Plan beginning in the promotion month if the promotion occurs on or before the 15th of the month, or on the 1st day of the following month if the promotion occurs after the 15th of the month.

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A Participant who is demoted into a non-eligible position after the beginning of the Plan Year is eligible to receive a prorated award for the period, in which he/she held an eligible position during the Plan Year, provided all other eligibility criteria are met.

•	A Participant placed on a PIP is not eligible for an Award in the calendar year in which a PIP is in place anytime during the Plan Year.

IX.	Termination of Employment

A Participant whose employment with the Company terminates before the Bonus Payment Date for any reason other Normal Retirement, Qualified Leave of Absence, Permanent Disability or Death (in each case, as determined by the Committee) is not eligible for an Award unless otherwise approved in writing by the Committee, upon a recommendation of the CEO.

X.	Additional Important Plan Information

Awards under the Plan are discretionary and may be increased, reduced, or cancelled, at the sole discretion of the Committee.

Amended STIP

Neither the establishment of this Plan nor participation in this Plan shall in any way affect or alter the employment relationship between the Company and Participants in this Plan. The Company retains all rights with respect to management of its employment relationship with all Participants, and nothing in this Plan alters that exclusive right of the Company. Nothing in this Plan shall be construed to create or imply the guarantee of, or the creation of a contract of, employment between the Company and any Participant, or a right to continued employment for any period of time. To ensure that this Plan best supports the Company’s overall business objectives and strategies, this Plan may be reviewed periodically and may be modified, amended, or terminated at the Committee’s sole discretion.

Receipt of an Award under this Plan is not guaranteed. The Company reserves the exclusive right, in its sole discretion, to terminate a Participant’s participation in the Plan at any time.

Loans, advances, or draws against potential Awards are prohibited in all respects.

This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between each individual Participant and the Company as to the subject matter covered by this Plan. This Plan describes the sole and exclusive Individual Target Awards the Company is offering to Participants during the Plan Year. However, nothing in this Plan prevents the Company from paying an employee an incentive award or other payment not described under this Plan, at any time or from time to time. The Company has no obligation to pay any employee an incentive award or other payment not described under this Plan.

All Awards under this Plan are subject to applicable withholdings and deductions as required by law in accordance with the Company’s standard accounting and payroll practices.

Amended STIP

Attachment A

Measurement 1: EBITDA

For the purposes of this STIP, EBITDA means earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as reported in the Company’s public filings. The Committee shall reasonably adjust reported EBITDA to exclude the impact of dispositions and acquisitions during the Plan year. EBITDA levels are to be calculated after fully funding the payout under the STIP and any other bonus program of the Company.

Measurement 2: Free Cash Flow

For the purposes of this STIP, Free Cash Flow means the Company’s cash generated from operations less capital expenditures. The Committee shall reasonably adjust actual Free Cash Flow to exclude the impact of dispositions and acquisitions during the Plan year. In order for a payout to occur under the Free Cash Flow category, the minimum EBITDA performance threshold does not need to be achieved. The Free Cash Flow levels are to be calculated after full funding the payout under the STIP and any other bonus program of the Company.

Measurement 3: Net Sales Growth

Net Sales Growth is based on prior year audited Net Sales. For the purposes of this STIP, any impact related to acquisitions and dispositions will be excluded from the calculation of Net Sales Growth. For calendar year 2014, the Net Sales Growth factor will be adjusted to account for the sales impact of the decision to defer rebuilding the Tank 2 furnace in Lancaster, Ohio.

Measurement 4: Earning Per Share

For the purposes of this STIP, Earnings Per Share (EPS) as used in the Plan Performance Measurement is based on Company’s reported Earnings Per Share. The EPS levels are to be calculated after full funding the payout under the STIP and any other bonus program of the Company.

Measurement 5: Performance Goals

Attainment of Performance Goals will be discretionary, identified by leadership and applicable supervisors based on personal performance, goals and objectives. To the greatest extent possible, Performance Goals will be communicated to Participants in the first calendar quarter of the Plan Year.

In order for a payout to occur under the discretionary Performance Goals category plan, the minimum Adjusted EBITDA, Free Cash Flow and Net Sales Increase performance threshold do not need to be achieved.